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                                                                       EXHIBIT 5

                             MOLECULR DYNAMICS INC.


                                                                  August 9, 1998

Mr. Jay Flatley
18930 Congress Junction Ct.
Saratoga, CA 95070


Dear Jay,

     In light of the agreement by Molecular Dynamics, Inc. (the "Company") to merge with APB Acquisition Corp. in accordance with the terms set forth in the Agreement and Plan of Merger dated as of the date hereof among the Company, Amersham Pharmacia Biotech Inc. ("APB") and APB Acquisition Corp. (the "Merger Agreement"), the following sets forth our understanding concerning your continued employment. The effectiveness of this letter is conditioned on consummation of the merger contemplated by the Merger Agreement (the "Merger"). (References in this letter to the Company shall, after the effective date of the Merger, be interpreted as references to the Surviving Corporation (as defined in the Merger Agreement.)

     You will retain your position as Chief Executive Officer of the Company for a period of up to one year from the consummation of the Merger, for the purpose of managing the Company's integration with APB. The integration of the two organizations' structures, alignment of the terms and conditions applicable to their employees, and establishment of an environment in which the Company can recruit, develop, and retain staff of the highest caliber, remain priorities to which both the Company and APB are fully committed. During the period of your continued employment, you agree to carry out your duties to the Company, including the pursuit of these priorities, in good faith and to the best of your ability.

     During the period of your continued employment, you will receive salary at an annual rate of $252,000 through December 31, 1998 and at an annual rate of $265,000 from January 1, 1999 to the Payment Date (as defined below), and benefits at the level currently applicable to you (excluding stock options and bonuses (other than your 1998 bonus) or any other incentive awards).
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     In addition, in partial consideration of: (i) your continued employment and contribution towards the objectives described above; (ii) the fact that you will no longer be entitled to awards of options or other incentive compensation; and
(iii) your agreeing to the confidentiality, noncompetition and nonsolicitation provisions referred to below, the Company will pay you an additional award of $1,000,000 (the "Transition Incentive Compensation") in a single lump sum in cash (net of any required withholding) on the first anniversary of the effective date of the Merger (the "Payment Date"), provided you have not voluntarily terminated your employment with the Company (or its successor) prior to the Payment Date. You shall not have been deemed to have voluntarily terminated your employment with the Company (or its successor) if you terminate your employment following a constructive termination. A "constructive termination" shall have occurred in the event that (i) your position and responsibility shall have been materially altered from that contemplated by this agreement without your consent, (ii) the terms and conditions of this agreement are materially breached through no action of yours; or (iii) the principal place of business of the Company (or its successor) is relocated more than 50 miles without your consent. Notwithstanding the foregoing, if your employment is terminated before the Payment Date by reason of either disability or death, you (or your estate) will be entitled to receive a pro rata portion of the Transition Incentive Compensation, reduced to reflect the period between the termination of your employment and the Payment Date. For this purpose, termination by reason of "disability" means termination of employment after your inability, as a result of physical or mental incapacity, to work for a period of at least six months in any 12-month period.

     As of the Payment Date, your employment will be terminated and you will not be entitled to any further compensation from the Company (except benefits previously accrued and payable in accordance with the terms of any applicable employee benefit plan), provided that the Company agrees that repayment of the note delivered by you to the Company for a principal amount of $330,000 will not be accelerated by reason of your termination of employment hereunder, and that such note will remain outstanding with the same repayment and other terms and conditions as in effect immediately before such termination (it being understood that such loan will be repaid in full no later than January 28, 2001).

     If the Company should determine, in its discretion, that the integration of organizational structures pursuant to the Merger has been successfully completed before the Payment Date, the Transition Incentive Compensation may be paid to you by the Company in advance of the Payment Date. In such case, your employment will be terminated as of the date of payment of the Transition



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Incentive Compensation, but you will continue to receive salary and benefits until the Payment Date at the levels in effect as of the date of termination of your employment.

     As a condition to entitlement to the compensation and benefits described in this letter, and in partial consideration for the amounts to be received by you in accordance with the Merger Agreement, you agree (i) to continue to adhere to the provisions of the confidentiality and inventions assignment agreement previously executed by you in connection with your employment with the Company; and (ii) for a period of one year from the date of termination of your employment, not to hire or solicit the employment of any person then employed by the Company, or otherwise induce any such person to leave such employment.

     In addition, for a period of two years from the effective date of the Merger, you will not compete with the Company, except as may be otherwise agreed by you and the Company in writing. For the purposes of this agreement, "compete" shall mean engaging in, or otherwise directly or indirectly being employed by or acting as a consultant to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner joint venturer or partner of, or permitting your name to be used in connection with the activities of any other business or organization which engages in, the Business, as defined below. For this purpose, "Business" means the development, production or marketing of microarrays, DNA sequencing instruments, or fluorescent scanners. Notwithstanding the foregoing, you will not be deemed to be competing with the Company if you become the registered or beneficial owner of up to five percent of any class of capital stock of a corporation engaged in the Business and registered under the Securities Exchange Act of 1934, as amended, provided you do not actively participate in the business of such corporation until such time as this covenant expires. You acknowledge that due to the uniqueness of your services and the confidential nature of the information you will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company.

     This new opportunity for our organization represents another significant milestone in the Company's history. It reflects your loyal and committed leadership and direction since the Company's formation, for which the Board of Directors wishes to express its sincere gratitude.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. The terms and conditions set forth in this


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letter may only be amended pursuant to a written document between the Company
(or its successor) and you.

         If you agree to the terms and conditions set forth in this letter, kindly so indicate by signing in the space provided below.

                                       Very truly yours,


                                       Molecular Dynamics, Inc.


                                       By: /s/ James M. Schlater
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                                          Name: James M. Schlater
                                          Title: Chairman of the Board


Accepted and agreed to as of
the date first above written.


/s/ Jay Flatley
-----------------------------
Jay Flatley




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